Execution Version ESCROW AGREEMENT THIS ESCROW AGREEMENT, dated as of March 21, 2022, (as amended, modified or supplemented from time to time, the “Agreement”) between Alter Domus (US) LLC (“AD” or “Escrow Agent”), a Delaware limited liability company, with its principal place of business located at 225 W. Washington Street, 9th Floor, Chicago, Illinois 60606, Blue Torch Finance LLC (“Customer”), a Delaware limited liability company, with its principal place of business located at 150 E. 58th Street, 18th Floor, New York, NY 10155, Troika Media Group, Inc. (as “Borrower”), a Nevada corporation with its principal place of business located at 1715 N. Gower Street Los Angeles, CA 90028, and Maarten Terry, Michael Carrano, Sadiq Toama, and Thomas Marianacci as the sellers, with Thomas Marianacci as the representative for the afore named sellers (in such capacity, the “Seller Representative”). WHEREAS, the Customer entered into and executed an financing agreement (“Financing Agreement”), dated March 21, 2022; WHEREAS, pursuant to the terms of this Agreement, the Customer shall, among other things, fund an escrow account in the amount of $30,000,000 (“Escrow Payment”); WHEREAS, the Customer desires to appoint the Escrow Agent to perform such duties as consistent with the terms of this Agreement and the Financing Agreement; WHEREAS, the Escrow Agent has the capacity to provide the services required hereby and is willing to perform such services for the Customer on the terms set forth herein. NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows: 1. Definitions and Capitalized Terms. (a) Capitalized terms shall have such meanings as assigned in this Agreement. 2. Escrow Deposit. (a) The Customer shall deliver to the Escrow Agent the full Escrow Payment as provided for in the Financing Agreement. 3. Escrow Account. (a) The Escrow Agent will establish, a segregated account for the benefit of the Customer at an Eligible Account Bank (the “Account”). “Eligible Account Bank” means a bank or trust company located within the United that is subject to supervision or examination by federal or state banking authority or such other requirements as approved in writing by the Customer. KeyBank N.A. shall be the Eligible Account Bank. Any funds held in the Account shall be held uninvested. Wire and delivery instructions for the Escrow Agent are attached hereto as Exhibit A.

-2- 4. Duties of the Escrow Agent. (a) The Customer hereby appoints AD as, and AD hereby accepts the appointment to act as, Escrow Agent pursuant to the terms of this Agreement until Termination of this Agreement in accordance with Section 9 or the Escrow Agent is removed or resigns. In such capacity, the Escrow Agent shall (i) hold the funds in escrow until authorized or required to deliver all or any portion of such funds to the party or parties designated pursuant to Section 5 of this Agreement, (ii) communicate with counsel for the Customer, and (iii) reconcile the escrow account as provided herein. The Escrow Agent’s duties and authority hereunder are limited to the duties and authority specifically set forth in this Agreement. By entering into, or performing its duties under this Agreement, the Escrow Agent shall not be deemed to assume any obligations or liabilities of any party under the Financing Agreement or other documents related to the Financing Agreement. (b) The Escrow Agent shall perform the following functions from time to time: (i) Accept and hold the Escrow Payment, at an Eligible Account Bank, delivered by the Customer to the Escrow Agent; (ii) Notify the Customer via facsimile or email of receipt of the Escrow Payment; (iii) Deliver the Escrow Payment in the Account to the party designated pursuant to Section 5 of this Agreement. 5. Disposition of Escrow Funds. (a) The Escrow Agent shall hold the Escrow Payment in escrow until the Borrower has delivered to the Escrow Agent a certificate (in the form attached hereto as Exhibit B) (x) requesting the delivery of the Escrow Payment, (y) signed by an Authorized Representative (as set forth on Exhibits C and C-1, respectively) of each of the Customer and Borrower, and (z) certifying that the condition of this Section 5(a) has been satisfied (the “Escrow Release”), and upon satisfaction of the foregoing clauses (x)-(z), the Escrow Agent shall deliver the Escrow Payment as directed in the Escrow Release: the Loan Parties (as defined in the Financing Agreement) shall have delivered the Acquired Business Audited Financials (as defined in the Financing Agreement) to the Agents (as defined in the Financing Agreement). (b) The Escrow Agent shall be protected in acting in reliance upon the Escrow Release and may request that the Customer confirm its consent to the Escrow Release (with such confirmation by electronic mail deemed acceptable hereunder). 6. Records and Ownership of Property. (a) The ownership of the escrowed cash, whether maintained directly by the Escrow Agent or indirectly through an agent of the Escrow Agent, shall be clearly recorded on the Escrow Agent’s books as belonging to the Account and not for the Escrow Agent’s own interest. The Escrow Agent shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions for the Account. All accounts, books, files, and records of

-3- the Escrow relating to the Account shall be open, upon reasonable notice (which shall be no less than two Business Days) at its offices in Chicago, Illinois from the Customer or Borrower to the Escrow Agent, for inspection, examination and audit during normal business hours by the Customers or its agents. 7. Compensation. (a) The Borrower agrees to pay, and the Escrow Agent shall be entitled to receive, as compensation for performance of services and duties hereunder, the fees (the “Escrow Fees”) in the amount of (i) two thousand dollars ($2,000) on the date of execution of this Agreement Escrow Agent has the right to debit the Account for any amount payable by Customer or Borrower in connection with this Section 7, it being understood that Escrow Agent shall provide notice of the same (in the form of an invoice, which may be by email) for such amounts at least ten (10) days prior to such debit. The provisions and obligations of Section 7 shall survive the termination of this Agreement. 8. Limitation of Responsibility of the Escrow Agent. (a) The Escrow Agent shall be responsible for the performance of only such duties as are set forth herein or contained in instructions given to the Escrow Agent by the Customer, which are within the scope of its duties and not contrary to the provisions of this Agreement. The Escrow Agent will use reasonable care with respect to the safekeeping of the funds in the Account and in carrying out its obligations under this Agreement. So long as and to the extent that it has exercised such reasonable care, the Escrow Agent shall incur no liability in acting upon, and may conclusively rely upon, any signature, notice, release, instruction, request, or other instrument reasonable believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Neither the Escrow Agent nor its affiliates, directors, members, agents or employees (together, “Representatives”) will be liable to the Customer, its representatives, agents, assigns or any other person, except by reason of acts or omissions by the Escrow Agent or its Representatives constituting criminal conduct, fraud, bad faith, wilful misfeasance, gross negligence or reckless disregard of its duties hereunder. Notwithstanding anything in this Agreement, in no event shall the Escrow Agent be liable for special, indirect or consequential damage of any kind whatsoever. The Escrow Agent may consult with and shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be protected and deemed to have acted in good faith if it acts in good faith and in accordance with such advice. (b) The Customer and Borrower shall, and hereby agree to, indemnify, defend and hold harmless the Escrow Agent and its Representatives from any and all losses, damages, liabilities, demands, charges, costs, expenses (including the reasonable fees and expense of counsel and other experts) and claims of any nature in respect of, or arising from any acts or omissions performed or omitted by the Escrow Agent or its Representatives pursuant to or in connection with the terms of this Agreement, or in the performance or observance of its duties or obligations hereunder; provided such acts or omissions are in good faith and without fraud, wilful misconduct or gross negligence on the part of the Escrow Agent or without reckless disregard of its duties under this Agreement; provided further, that Escrow Agent shall first look to the Borrower for any indemnification or related rights hereunder and if not timely paid or resolved shall then look to the

-4- Customer. Borrower and Customer acknowledge and agree that any indemnification obligations paid by the Customer hereunder are subject to reimbursement by the Borrower, mutatis mutandis, as provided under Section 10.5 of the Financing Agreement. (c) All collections of funds paid or distributed in respect of the Account shall be made at the risk of the Borrower. Subject to the exercise of reasonable care, the Escrow Agent shall have no liability for any loss occasioned by delay in the actual receipt of notice by the Escrow Agent of any payment, notice or other transaction regarding the Account in respect of which the Escrow Agent has agreed to take action as provided in Section 4. The provisions of this Section 8 shall survive the termination of this Agreement. 9. Termination. (a) This Agreement will be automatically terminated and the Account closed following the release of the Escrow Payment as directed in the Escrow Release. The Escrow Agent may at any time resign hereunder by giving at least thirty (30) days prior written notice and upon the effective date of such resignation, the escrowed funds shall be delivered by the Escrow Agent to such person or entity as may be designated in writing by the Customer, whereupon all the Escrow Agent’s obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, the Escrow Agent’s sole responsibility thereafter shall be to keep safely escrowed funds then held by it and to deliver the same to a person designated by the Customer or in accordance with the direction of a final order of a court of competent jurisdiction. 10. Amendments. (a) This Agreement may not be amended, supplemented, modified or terminated (except as otherwise expressly provided herein) except with the written consent of the (a) Escrow Agent, (b) Borrower, (c) Customer, and (d) four former members of Converge Direct, LLC, a New York limited liability company: Thomas Marianacci, Maarten Terry, Michael Carrano, and Sadiq Toama. 11. Notices. (a) All notices, requests, releases, directions, and other communications permitted or required hereunder shall be in writing or delivered electronically as follows:if to the Customer, to: Blue Torch Finance LLC c/o Blue Torch Capital LP 150 E. 58th Street 18th Floor New York, NY 10155 Attention: Vuk Djunic via Email to: VDjunic@bluetorchcapital.com

-5- with a copy to: King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 Attention: Jennifer E. Daly Telephone: 212-556-2196 Email: jdaly@kslaw.com if to the Borrower, to: Troika Media Group, Inc. 1715 N. Gower Street Los Angeles, CA 90028 Attention: Michael Tenore, General Counsel Telephone: (323) 965-1650 with a copy to: Davidoff Hutcher & Citron LLP 605 Third Avenue, 34th Floor New York, NY 10158 Attention: Elliot H. Lutzker, Esq. Telephone: (646) 428-3210 Telecopier: (212) 286-1884 if to Escrow Agent, to: Alter Domus (US) LLC 225 W. Washington Street, 9th Floor Chicago, Illinois 60606 Attention: Escrow Department Facsimile: 312-376-0751 Via Email to: escrow@cortlandglobal.com If to Seller Representative: Thomas Marianacci 176 Succabone Road Bedford Hills, New York 10507 Telephone: (914) 649-5649 Email: tomm@convergedirect.com 12. Successors and Assigns. (a) This agreement shall inure to the benefit of, and be binding upon, the successors and the assigns of the parties hereto. This Agreement may not be assigned by the Escrow Agent unless such assignment is previously consented to in writing by the Customer and

-6- Borrower. An assignment with such consent, if accepted by the assignee, shall bind the assignee hereunder to the performance of any duties or obligations of the Escrow Agent hereunder. Any organization or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, any organization or entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party and any organization or entity succeeding to all or substantially all of the business of the Escrow Agent shall be the Escrow Agent’s successor hereunder without the execution or filing or any paper or any further act of any of the parties hereto. 13. Representation and Warranties. (a) Each of the Customer and Borrower each hereby represents and warrants for itself to the Escrow Agent as follows: (i) It is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) the appointment of the Escrow Agent and the allocations of fees, expenses and other charges to the Account as herein provided, is not prohibited by law or any governing documents or contracts to which it is subject; (iii) the terms of this Agreement do not violate any obligation by which it is bound, whether arising by contract, operation of law or otherwise; (iv) this Agreement has been duly authorized by appropriate action and when executed and delivered will be binding upon it in accordance with its terms; and (v) it will deliver to the Escrow Agent its Articles of Incorporation, Articles of Formation or other such document evidencing its formation, a W-9, a W8-BEN and Letter of Good Standing or other such evidence of identity as the Escrow Agent may reasonably require. (b) The Escrow Agent hereby represents and warrants to the Customer and Borrower that: (i) it is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) the terms of this Agreement do not violate any obligation by which it is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action and when executed and delivered will be binding upon it in accordance with its terms; (iv) it will deliver to the Customers such evidence of such authorization as the Customer may reasonably require, whether by way of certified resolutions or otherwise; and (v) there are no judgments against and no pending or threatened criminal, civil or administrative actions, investigations or proceedings against or affecting the Escrow Agent before any court, governmental agency or arbitrator, that, in any one case or in the aggregate, if adversely determined, would have a material adverse effect on the business or assets of the Escrow Agent. 14. Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS. 15. Headings. (a) The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

-7- 16. Counterparts. (a) This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute but one and the same agreement. Facsimile and electronic signatures of this Agreement by the Customer, Borrower and the Escrow Agent shall have the effect of original signatures.

-8- 17. Severability. (a) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. 18. Confidentiality. (a) The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party hereto or any of their respective affiliates regarding its respective business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party, except if such confidential information is required to be disclosed by applicable law, regulation, legal or judicial process then the disclosing party shall make reasonable efforts to notify the providing party prior to the disclosure so the providing party may obtain a protective order. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required or requested to be disclosed by any bank or other regulatory examiner of the Escrow Agent, Borrower or the Customer, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation. The provisions of this Section 18 shall survive the termination of this Agreement. 19. Customer Identification Notice. (a) Federal law requires all financial institutions to obtain, verify and record information (and documents) that identifies each customer for which a relationship is established. This information may include, but is not limited to, the customer’s legal entity name, business address and tax or employer identification number, as well as a Certificate of Incorporation or other pertinent documents. AD adheres to these standards in establishing and maintaining your accounts. [Signature page follows]

[Signature Page to Escrow Agreement] IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed and delivered as of the date and year first above written. ALTER DOMUS (US) LLC, as Escrow Agent By:____________________________________ Name: Title: BLUE TORCH FINANCE LLC, as Customer By:____________________________________ Name: Kevin Genda Title: CEO TROIKA MEDIA GROUP, INC., as Borrower By:____________________________________ Name: Title: DocuSign Envelope ID: 55BAD920-FD1E-41AA-A769-5BC87AAA0FE2

Execution Version IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed and delivered as of the date and year first above written. ALTER DOMUS (US) LLC, as Escrow Agent By:____________________________________ Name: Title: BLUE TORCH FINANCE LLC, as Customer By:____________________________________ Name: Title: TROIKA MEDIA GROUP, INC., as Borrower By:____________________________________ Name: Michael Tenore Title: General Counsel DocuSign Envelope ID: 9654A7B5-294F-4488-BB9F-C9F6378C34CA

[Signature Page to Escrow Agreement] THOMAS MARIANACCI, as the Seller Representative By:____________________________________ Name: Thomas Marianacci Title: Authorized Signatory DocuSign Envelope ID: BC599ECF-4EF8-4F7A-AB0A-99CD4329F287

EXHIBIT A Delivery Instructions for Account Wire Instructions: KeyBank, N.A. 127 Public Square Cleveland, OH 44114 ABA/Routing Number: 041001039 Account Number: 359681650743 Account Name: Alter Domus FBO Blue Torch Finance LLC

EXHIBIT B
Escrow Release

[_], 2022

[____]

RE: TROIKA MEDIA GROUP, INC.

To Whom It May Concern:

I, the undersigned, hereby certify that the conditions to disposition of the Escrow Funds as set forth in Section 5(a) of the Escrow Agreement dated as of March 21, 2022, by and between ALTER DOMUS (US) LLC, BLUE TORCH FINANCE LLC and TROIKA MEDIA GROUP, INC. have been met, and in accordance with the terms thereof, you are hereby authorized to release the funds held under thereunder in accordance with the instructions below.

Recipient	**Amount**	**Wire Information**
Thomas Marianacci and Lori Marianacci	$16,848,000	J.P Morgan Chase Bank One Chase Manhattan Plaza, New York, New York 10005 ABA / Routing Number: 021-000-021 For credit to: National Financial Services, LLC Account Number: 066196–221 For benefit of: Thomas V Marianacci and Lori Marianacci For Further Credit: 675590550
Maarten Terry	$5,424,000	Chase Bank 383 Madison Avenue, New York, New York 10017 ABA / Routing Number: 021-000-021 For: Maarten Terry Account Number: 1804954493
Michael Carrano	$3,000,000	TD Bank, Northport NY Bank Routing: 0260-13673 ABA / Routing Number: 031-101-266 For: Michael Carrano Account Number: 4289193230
Sadiq Toama	$4,728,000	Chase Bank 383 Madison Avenue, New York, New York 10017 ABA / Routing Number: 021-000-021 For: Sadiq Toama Account Number: 732906776
Total:	$30,000,000

Capitalized terms used herein but not defined shall have the meaning assigned in the above- referenced Escrow Agreement. [Signature Page Follows]

TROIKA MEDIA GROUP, INC. By:_______________________________ Name: Michael Tenore Title: General Counsel Date: BLUE TORCH FINANCE LLC, By:_______________________________ Name: Title: Date:

EXHIBIT C Authorized Signers for Customer and Borrower The following individuals are authorized to sign on behalf of the above named parties until such time as an updated list has been provided. Instructions provided via electronic mail may substitute for their signature. Name: Gary Manowitz Email: gmanowitz@bluetorchcapital.com Signature: Name: Email: Signature: Name: Kevin Genda Email: kgenda@bluetorchcapital.com Signature: Name: Email: Signature:

EXHIBIT C-1 Authorized Signers for Borrower The following individuals are authorized to sign on behalf of the above named parties until such time as an updated list has been provided. Instructions provided via electronic mail may substitute for their signature. Name: Robert Machinist Email: machinist@troikamedia.com Signature: Name: Email: Signature: Name: Michael Tenore Email: mtentore@troikamedia.com Signature: Name: Email: Signature: